Exhibit 10.42

UniTek Deferred Compensation Plans

UniTek Acquisition, Inc., a Delaware corporation (the “Company”), hereby establishes this UniTek Deferred Compensation Plan (the “Plan”), effective January 1, 2011 (the “Effective Date”), for the purpose of attracting high quality executives and Directors for the Company and its Affiliated Entities (as defined below), and promoting in them increased efficiency and an interest in the successful operation of the Company and its Affiliated Entities.  The Plan is intended to, and shall be interpreted to comply in all respects with Code Section 409A.  The Company intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Code and the portion of the Plan applicable to the select group of “management or highly compensated employees” shall be administered as a nonqualified “top-hat” plan exempt from the substantive requirements of ERISA.  The Company intends that the portion of the Plan applicable to Directors shall not be subject to ERISA.

ARTICLE I
TITLE AND DEFINITIONS

1.1 “Account” or “Accounts” shall mean the bookkeeping account or accounts established under this Plan pursuant to Article 4.

1.2 “Affiliated Entity” shall mean (i) any corporation or limited liability company, other than the UniTek Acquisition, Inc., in an unbroken chain of corporations or limited liability companies ending with the UniTek Acquisition, Inc., if each corporation or limited liability company owns stock or membership interests (as applicable) possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations or limited liability companies in such chain; (ii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is more than fifty percent (50%) controlled (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the UniTek Acquisition, Inc. or another Affiliated Entity; or (iii) any other entity, approved by the Board as an Affiliated Entity under the Plan, in which the UniTek Acquisition, Inc. or any other Affiliated Entity has a material equity interest.

1.3 “Base Salary” shall mean a Participant’s annual base salary, excluding incentive and discretionary bonuses, commissions, reimbursements and other non-regular remuneration, received from the Employer prior to reduction for any salary deferrals under benefit plans sponsored by the Employer, including but not limited to, plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k).

1.4 “Beneficiary” or “Beneficiaries” shall mean the person, persons or entity designated as such pursuant to Section 7.1.

1.5 “Board” shall mean the Board of Directors of UniTek Acquisition, Inc., unless a different Board of Directors of an Affiliated Entity is expressly referenced in this Plan.

1.6 “Bonus(es)” shall mean amounts paid to the Participant by the Employer annually in the form of discretionary or incentive compensation or any other bonus designated by the Committee before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Employer.

1.7 “Change-In-Control” shall have the meaning set forth in the Berliner Communications, Inc. 2009 Omnibus Equity and Incentive Compensation Plan; provided, however that any such reference in the definition to the “Company” shall mean UniTek Global Services, Inc.  Notwithstanding the foregoing, no distributions shall be made upon a Change in Control as set forth in Section 6.6 unless the Change in Control is permitted change of control event as defined under Code Section 409A.

1.8 “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.

1.9 “Committee” shall mean the person or persons appointed by the Board to administer the Plan in accordance with Article 8.

1.10 “Company” means the UniTek Acquisition, Inc.

1.11  “Company Contributions” shall mean the contributions made by the Company pursuant to Section 3.2.

1.12 “Company Contribution Account” shall mean the Account maintained for the benefit of the Participant which is credited with Company Contributions, if any, pursuant to Section 4.2.

1.13 “Compensation” shall mean all amounts eligible for deferral for a particular Plan Year under Section 3.1(a).

1.14 “Crediting Rate” shall mean the notional gains and losses credited on the Participant’s Account balance which are based on the Participant’s choice among the investment alternatives made available by the Committee pursuant to Section 3.3 of the Plan.

1.15 “Deferral Account” shall mean the Account maintained for each Participant which is credited with Participant deferrals pursuant to Section 4.1

1.16 “Director” shall mean a member of the Board of Directors of UniTek Global Services Inc.

1.17 “Directors Fees” shall mean compensation for services as a member of the Board of Directors of the UniTek Global Services, Inc. excluding reimbursement of expenses or other non-regular forms of compensation, before reductions for contributions to or deferrals under any deferred compensation plan sponsored by the Company or any Affiliated Entity

1.18 “Disability” shall mean (consistent with the requirements of Section 409A) that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer. The Committee may require that the Participant submit evidence of such qualification for disability benefits in order to determine that the Participant is disabled under this Plan.

1.19 “Distributable Amount” shall mean the vested balance in the applicable Account as determined under Article 4.

1.20 “Eligible Executive” shall mean a highly compensated or management level employee of any Employer selected by the Committee to be eligible to participate in the Plan

1.21 “Employer” shall mean the Company, each Affiliated Entity listed on the attached Appendix A and any other Affiliated Entity which the Board authorizes to adopt the Plan for the benefit of its Eligible Executives or Directors and whose designation as such has become effective upon acceptance of such status by the board of directors of the relevant Affiliated Entity.  The duties and obligations of the Employer as they relate to a particular Participant shall refer to the then specific Employer of that Participant and such duties and obligations shall not be imposed on any other entity.

1.22 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.

1.23 “Financial Hardship” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, (but shall in all events correspond to the meaning of the term “unforeseeable emergency” under Code Section 409A(a)(2)(v)).

1.24 “Fund” or “Funds” shall mean one or more of the investment funds selected by the Committee pursuant to Section 3.3 of the Plan.

1.25 “Hardship Distribution” shall mean an accelerated distribution of benefits or a reduction or cessation of current deferrals pursuant to Section 6.5 to a Participant who has suffered a Financial Hardship.

1.26 “Interest Rate” shall mean, for each Fund, an amount equal to the net gain or loss on the assets of such Fund during each month, as determined by the Committee.

1.27 “Participant” shall mean any Eligible Executive or Director who becomes a Participant in this Plan in accordance with Article 2.

1.28 “Participant Election(s)” shall mean the forms or procedures by which a Participant makes elections with respect to (1) voluntary deferrals of his/her Compensation, (2) the investment Funds which shall act as the basis for crediting of interest on Account balances, and (3) the form and timing of distributions from Accounts.  Participant Elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Committee.

1.29 “Payment Date” shall mean the date by which a lump sum payment shall be made or the date by which installment payments shall commence.  Unless otherwise specified, the Payment Date shall be the last day of the sixth (6th) month commencing after the event triggering the payout occurs. Subsequent installments shall be made in March of each succeeding Plan Year.  In the case of death, the Committee shall be provided with documentation reasonably necessary to establish the fact of the Participant’s death.  The Payment Date of a Scheduled Distribution be shall March of the Plan Year in which the distribution is scheduled to commence.  Notwithstanding the foregoing, the Payment Date shall not be before the earliest date on which benefits may be distributed under Code Section 409A without violation of the provisions thereof as reasonably determined by the Committee.

1.30 “Plan Year” shall mean the calendar year except that the first Plan Year shall begin on the Effective Date and end on the last day of the calendar year in which the Effective Date occurs.

1.31 “Retirement” shall mean Termination of Service after having attained age fifty-five (55) and completed at least five (5) Years of Service.

1.32 “Scheduled Distribution” shall mean a scheduled distribution date elected by the Participant for distribution of amounts from a specified Deferral Account, including notional earnings thereon, as provided under Section 6.4.

1.33 “Termination of Service” shall mean the date of the cessation of the Participant’s provision of services to the Employer as defined under Code Section 409A for any reason whatsoever, whether voluntary or involuntary, including as a result of the Participant’s Retirement, death or Disability.

1.34 “Years of Service” shall mean the cumulative consecutive years of continuous full-time employment with any Employer (including approved leaves of absence of six months or less or legally protected leaves of absence), beginning on the date the Participant first began service with an Employer, and counting each anniversary thereof of service with any Employer.

ARTICLE II
PARTICIPATION

An Eligible Executive or Director shall become a Participant in the Plan by completing and submitting to the Committee the appropriate Participant Elections, including such other documentation and information as the Committee may reasonably request, during the enrollment period established by the Committee prior to the beginning of the first Plan Year in which the Eligible Executive or Director shall be eligible to participate in the Plan.

ARTICLE III
CONTRIBUTIONS & DEFERRAL ELECTIONS

3.1 Elections to Defer Compensation.

(a) Form of Elections.  A Participant may only elect to defer Compensation attributable to services provided after the time an election is made.  Elections shall take the form of a flat dollar amount or a whole percentage (less applicable payroll withholding requirements for Social Security and income taxes and employee benefit plans as determined in the sole and absolute discretion of the Committee) of up to

(1) 80% of Base Salary,

(2) 100% of Bonuses,

(3) 100% of Director’s Fees

(b) Duration of Compensation Deferral Election.  A Participant’s initial election to defer Compensation shall be made during the enrollment period established by the Committee prior to the Effective Date of the Participant’s commencement of participation in the Plan and shall apply only to Compensation for services performed after such deferral election is processed.  A Participant may increase, decrease, terminate or recommence a deferral election with respect to Compensation for any subsequent Plan Year by filing a Participant Election during the enrollment period established by the Committee prior to the beginning of such Plan Year, which election shall be effective on the first day of the next following Plan Year.  In the absence of an affirmative election by the Participant to the contrary, the deferral election for the prior Plan Year shall continue in effect for future Plan Years.  After the beginning of the Plan Year, deferral elections with respect to Compensation for services performed during such Plan Year shall be irrevocable except in the event of Financial Hardship.

3.2 Company Contributions.

(a) Discretionary Company Contributions.  The Company shall have the discretion to make Company Contributions to the Plan at any time on behalf of any Participant.  Company Contributions shall be made in the complete and sole discretion of the Company and no Participant shall have the right to receive any Company Contribution in any particular Plan Year regardless of whether Company Contributions are made on behalf of other Participants.

3.3 Investment Elections.

(a) Participant Direction. At the time of entering the Plan and/or of making the deferral election under the Plan, the Participant shall designate, on a Participant Election provided by the Committee, the investment Funds in which the Participant’s Account or Accounts shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to each Account.  The Participant may specify that all or any percentage of his or her Account or Accounts shall be deemed to be invested, in whole percentage increments, in one or more of the types of investment Funds selected as alternative investments under the Plan from time to time by the Committee pursuant to subsection (b) of this Section. A Participant may change the designation made under this Section at least monthly by filing a revised election, on a Participant Election provided by the Committee.  During payout, the Participant’s Account shall continue to be credited at the Crediting Rate selected by the Participant from among the investment alternatives or rates made available by the Committee for such purpose until all amounts have been distributed from the Account. If a Participant fails to make an investment election under this Section for a particular Account, such Account shall be invested in the default investment Fund selected by the Committee for such purpose.

(b) Investment Alternatives. Prior to the beginning of each Plan Year, the Committee shall select, in its sole and absolute discretion, commercially available investment Funds for the applicable Plan Year and shall communicate each of the alternative types of investment Funds to the Participant pursuant to subsection (a) of this Section.  The Interest Rate of each such commercially available investment fund shall be used to determine the amount of earnings or losses to be credited to Participant’s Account under Article IV.  The Participant’s choice among investments shall be solely for purposes of calculation of the Crediting Rate on Accounts.  The Company shall have no obligation to set aside or invest amounts as directed by the Participant and, if the Company elects to invest amounts as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor.

3.4 Distribution Elections.

(a) Initial Election.  At the time of making a deferral election under the Plan, the Participant shall designate the time and form of distribution of deferrals made pursuant to such election (together with any earnings credited thereon) from among the alternatives specified in Section 6.1 or 6.2.

(b) Modification of Election.  A new distribution election may be made at the time of subsequent deferral elections with respect to deferrals in Plan Years beginning after the election is made.  However, a distribution election with respect to previously deferred amounts may only be changed under the terms and conditions specified in Code Section 409A.  Except as expressly provided in Section 6.3, no acceleration of a distribution is permitted.  A subsequent election that delays payment or changes the form of payment shall be permitted if and only if all of the following requirements are met:

(1) the new election does not take effect until at least twelve (12) months after the date on which the new election is made;

(2) in the case of payments made on account of Termination of Service or a Scheduled Distribution, the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and

(3) in the case of payments made according to a Scheduled Distribution, the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.

For purposes of application of the above change limitations, installment payments shall be treated as a single payment and only one change shall be allowed to be made by a Participant with respect to form of benefits to be received by such Participant upon Retirement.  Election changes made pursuant to this Section shall be made in accordance with rules established by the Committee, and shall comply with all requirement of Code Section 409A and applicable authorities.

ARTICLE IV
DEFERRAL ACCOUNTS

4.1 Deferral Accounts.  The Committee shall establish and maintain one Deferral Account for each Participant under the Plan.  Each Participant’s Deferral Account shall be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to an investment Fund elected by the Participant pursuant to Section 3.2.  A Participant’s Deferral Account shall be credited as follows:

(a) On or before the fifth (5th) business day after amounts are withheld and deferred from a Participant’s Compensation, the Committee shall credit the investment fund subaccounts of the Participant’s Deferral Account with an amount equal to Compensation deferred by the Participant in accordance with the Participant’s election under Section 3.2; that is, the portion of the Participant’s deferred Compensation that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount to be invested in that Fund;

(b) Each business day following the business date such Compensation is credited to the Participant’s Deferral Account, each investment fund subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as determined by the Company pursuant to Section 3.2(b); and

(c) In the event that a Participant elects for a given Plan Year’s deferral of Compensation a Scheduled Distribution, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with amounts allocated to such each separate Scheduled Distribution.

4.2 Company Contribution Account.  The Committee shall establish and maintain a Company Contribution Account for each Participant under the Plan. Each Participant’s Company Contribution Account shall be further divided into separate investment fund subaccounts corresponding to the investment Fund elected by the Participant pursuant to Section 3.2(a).  At the discretion of the Committee, a Participant’s Company Contribution Account shall be credited as follows:

(a) The Company shall credit the investment fund subaccounts of the Participant’s Company Contribution Account at such times and in such amounts of the Company Contributions, if any, made on behalf of that Participant, that is, the proportion of the Company Contributions, if any; and

(b) Each business day following the business date such Company Contribution is credited to the Participant’s Company Contribution Account, each investment fund subaccount of a Participant’s Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as determined by the Company pursuant to Section 3.2(b).

4.3 Trust.  The Company shall be responsible for the payment of all benefits under the Plan.  At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors.  Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

4.4 Statement of Accounts.  The Committee shall provide each Participant with electronic statements at least quarterly setting forth the Participant’s Account balance as of the end of each calendar quarter.

ARTICLE V
VESTING

5.1 Vesting of Deferral Accounts.  The Participant shall be vested at all times in amounts credited to the Participant’s Deferral Account or Accounts.

5.2 Vesting of Company Contributions Account.  Amount credited to the Participant’s Company Contributions Account shall be vested based upon a schedule to be established by the Company for each Participant.

In the event of Termination of Service as a result of Retirement, Disability, death, or Change in Control, regardless of the Participant’s Years of Service, the Participant’s Company Contribution Account shall be fully vested.

ARTICLE VI
DISTRIBUTIONS

6.1 Retirement Distributions.

(a) Timing and Form of Deferral Account Distributions.  Except as otherwise provided herein, in the event of a Participant’s Retirement, the Distributable Amount credited to the Participant’s Deferral Account shall be paid to the Participant in a lump sum unless the Participant has made an alternative benefit election on a timely basis pursuant to Section 3.3 to receive the Retirement benefits in the form of a single lump sum or in substantially equal annual installments over up to fifteen (15) years.

(b) Small Benefit Exception.  If on commencement of benefits payable from an Account the Distributable Amount from such Account is less than or equal to twenty five thousand dollars ($25,000), the total Distributable Amount from such Account shall be paid in the form of a single lump sum distribution on the scheduled Payment Date.

6.2 Termination Distributions.  Except as provided in Section 6.4, in the event of a Participant’s Termination of Service other than by reason of Retirement, death or Disability, the Distributable Amount credited to the Participant Deferral Account shall be paid in a single lump sum on the Payment Date following Termination of Service.

6.3 Disability or Death Distributions.  In the event of the Disability or death of the Participant, the Company shall pay to the Participant or the Participant’s Beneficiary the Distributable Amount of such Account in a single lump sum on the Payment Date following the Participant’s Disability or death.

6.4 Scheduled Distributions.

(a) Scheduled Distribution Election.  Participants shall be entitled to elect to receive a Scheduled Distribution from the Deferral Account prior to Termination of Service.  In the case of a Participant who has elected to receive a Scheduled Distribution, such Participant shall receive the Distributable Amount, with respect to the specified deferrals, including earnings thereon, which have been elected by the Participant to be subject to such Scheduled Distribution election in accordance with Section 3.3 of the Plan.  A Participant’s Scheduled Distribution commencement date with respect to deferrals of Compensation for a given Plan Year shall be no earlier than two (2) years from the last day of the Plan Year in which the deferrals are credited to the Participant’s Account.  The Participant may elect to receive the Scheduled Distribution in a single lump sum or substantially equal annual installments over a period of up to five (5) years. A Participant may delay and change the form of a Scheduled Distribution, provided such extension complies with the requirements of Section 3.3.

(b) Small Benefit Exception.  If on commencement of benefits payable by reason of a Schedule Distribution the total balance of the Scheduled Distributions is less than or equal to ten thousand dollars ($10,000), the Scheduled Distribution shall be paid in the form of a single lump sum distribution on the scheduled commencement date.

(c) Termination of Service.  In the event of a Participant’s Termination of Service prior to commencement of a Scheduled Distribution, the Scheduled Distributions shall be distributed in the form applicable to such Termination of Service under Sections 6.1, 6.2 or 6.3 above.  In the event of a Participant’s Termination of Service for any reason after a Scheduled Distribution has commenced installment payments, such Scheduled Distribution benefits shall continue to be paid at the same time and in the same form as they would have been paid to the Participant had the Participant not terminated service.

6.5 Hardship Distribution.  Upon a finding that the Participant (or, after the Participant’s death, a Beneficiary) has suffered a Financial Hardship, subject to compliance with Code Section 409A the Committee may, at the request of the Participant or Beneficiary, accelerate distribution of benefits or approve reduction or cessation of current deferrals under the Plan in the amount reasonably necessary to alleviate such Financial Hardship subject to the following conditions:

(a) The request to take a Hardship Distribution shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.

(b) The amount distributed pursuant to this Section with respect to a Financial Hardship shall not exceed the amount necessary to satisfy such financial emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(c) The amount determined by the Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Committee.

(d) Upon a finding that the Participant (or, after the Participant’s death, a Beneficiary) has suffered a Financial Hardship, subject to Treasury Regulations promulgated under Code Section 409A the Administrator may at the request of the Participant, accelerate distribution of benefits or approve reduction or cessation of current deferrals under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. The amount distributed pursuant to this Section with respect to an emergency shall not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

6.6 Change-In-Control.  In the event a Change-In-Control occurs before a Participant’s Account has been fully distributed, the Participant shall receive an amount equal to the balance of the Account, credited with notional earnings as provided in Article 4, payable in the form of a single lump-sum distribution on the last day of the fifteenth (15th) month commencing after the month in which such Change-In-Control occurs, unless the Participant makes a timely election pursuant to Section 3.4(b), during the first three (3) months following such Change in Control, to delay commencement of a particular Account by a minimum of five (5) years and to receive the benefits in January of a later Plan Year, in the form of a single lump sum or over a period of up to fifteen (15) years

ARTICLE VII
PAYEE DESIGNATIONS AND LIMITATIONS

7.1 Beneficiaries.

(a) Beneficiary Designation.  The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death.  The Beneficiary designation shall be effective when it is submitted to and acknowledged by the Committee during the Participant’s lifetime in the format prescribed by the Committee.

(b) Absence of Valid Designation.  If a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Committee shall direct the distribution of such benefits to the Participant’s estate.

7.2 Payments to Minors.  In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides.  If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

7.3 Payments on Behalf of Persons Under Incapacity.  In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person.  Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Committee and the Company and its Affiliated Entities under the Plan.

7.4 Inability to Locate Payee.  In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the scheduled Payment Date, the amount allocated to the Participant’s Deferral Account shall be forfeited.  If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

ARTICLE VIII
ADMINISTRATION

(a) Committee. The Plan shall be administered by a Committee appointed by the Board, which shall have the exclusive right and full discretion (i) to appoint agents to act on its behalf, (ii) to select and establish Funds, (iii) to interpret the Plan, (iv) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (v) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (vi) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan.  All interpretations of the Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby.  No member of the Committee or agent thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan.  The Company will indemnify and hold harmless the members of the Committee and its agents from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

8.2 Claims Procedure.  Any Participant, former Participant or Beneficiary may file a written claim with the Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit.  The Committee shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim.  The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period.  If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim.  The claimant shall have up to one hundred eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred eighty (180) day period.  Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, (iv) an explanation of the procedure for further reviewing the denial of the claim and shall include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review, (v) description of the claimant’s right to file suit under section 502(a) of ERISA in the case of an adverse determination on appeal.

8.3 Review Procedures.  Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial.  Such review shall be undertaken by the Committee and shall be a full and fair review. The claimant shall have the right to review all pertinent documents.  The Committee shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant’s request for review.  The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.

ARTICLE IX
MISCELLANEOUS

9.1 Amendment or Termination of Plan.  The Company may, at any time, direct the Committee to amend or terminate the Plan, except that no such amendment or termination may reduce a Participant’s Account balances.  If the Company terminates the Plan, no further amounts shall be deferred hereunder, and amounts previously deferred or contributed to the Plan shall be fully vested and shall be paid in accordance with the provisions of the Plan as scheduled prior to the Plan termination.  Notwithstanding the forgoing, to the extent permitted under Code Section 409A and applicable authorities, the Company may, in its complete and sole discretion, accelerate distributions under the Plan in the event of a “change in ownership” or “effective control” of the Company or a “change in ownership of a substantial portion of assets” or under such other terms and conditions as may be specifically authorized under Code Section 409A and applicable authorities.

9.2 Unsecured General Creditor. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary or their heirs or successors shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company or any Affiliated Entity for payment of any obligations hereunder. It is the intention of the Company that this Plan be unfunded for purposes of ERISA and the Code.

9.3 Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity.  No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  No part of a Participant’s Accounts shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Company, any Affiliated Entity, or any other party, under any arrangement other than under the terms of this Plan.

9.4 Withholding. The Participant shall make appropriate arrangements with the Employer for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan.  There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Employer in respect to such payment or this Plan.  The Employer shall have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.

9.5 Receipt or Release.  Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Committee, its members and the Company and its Affiliated Entities.  The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

9.6 Errors in Account Statements, Deferrals or Distributions.  In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered.  In the event of an error in deferral amount, consistent with and as permitted by any correction procedures established under Code Section 409A, the error shall be corrected immediately upon discovery by, in the case of an excess deferral, distribution of the excess amount to the Participant, or, in the case of an under deferral, reduction of other compensation payable to the Participant.  In the event of an error in a distribution, the over or under payment shall be corrected by payment to or collection from the Participant consistent with any correction procedures established under Code Section 409A, immediately upon the discovery of such error. In the event of an overpayment, the Employer may, at its discretion, offset other amounts payable to the Participant from the Employer (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law and subject to compliance with Code Section 409A) to recoup the amount of such overpayment(s).

9.7 Employment Not Guaranteed.  Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Company and its Affiliated Entities.

9.8 Successors of the Company.  The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company and its Affiliated Entities.

9.9 Notice.  Any notice or filing required or permitted to be given to the Company, the Employer or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company or the Employer, to the principal office of the Company or the Employer, as applicable, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Employer.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Notices to the Company or the Employer may be permitted by electronic communication according to specifications established by the Committee.

9.10 Headings.  Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

9.11 Gender, Singular and Plural.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require.  As the context may require, the singular may be read as the plural and the plural as the singular.

9.12 Governing Law.  The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.  In the event any provision of, or legal issue relating to, this Plan is not fully preempted by federal law, such issue or provision shall be governed by the laws of the Commonwealth of Pennsylvania.

9.13 Binding Arbitration.  Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under this Plan shall be settled by arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association.  Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen.  In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question.  The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction.  The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

IN WITNESS WHEREOF, the Board of Directors of the Company has approved the adoption of this Plan as of the Effective Date and has caused the Plan to be executed by its duly authorized representative this ______ day of December, 2010.

UniTek Acquisition, Inc.
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APPENDIX A
AFFILIATED ENTITIES THAT ARE “EMPLOYERS” UNDER PLAN

UniTek USA, LLC

BCI Communications, Inc.

Nex-Link USA Communications, Inc. (CA corp.)

Advanced Communications USA, LLC

DirectSat USA, LLC

Wirecomm Systems (2008), Inc.

UniTek Canada, Inc.

FTS USA, LLC

WTW USA, LLC

UniTek Deferred Compensation Plan

CORPORATE RESOLUTIONS

WHEREAS, the UniTek Acquisition, Inc. (the “Corporation”) highly values the efforts, abilities, and accomplishments of the key executives and directors of the Corporation and its affiliates and recognizes that their future services are vital to its continued growth and profits;

WHEREAS, the Corporation, in order to retain the services of its key executives and directors is willing to provide them with the opportunity to defer compensation and participate in employer contributions under a nonqualified deferred compensation plan;

RESOLVED THEREFORE, that the UniTek Deferred Compensation Plan (the “Plan”) in the form attached to these Minutes is hereby approved and adopted effective January 1, 2011;

FURTHER RESOLVED, that the Grantor Trust Agreement to be entered into with Wilmington Trust Company to receive contributions on behalf of the Plan in the form attached to these minutes is hereby approved and adopted.

FURTHER RESOLVED, that the following persons are hereby appointed as the Committee to administer the Plan:

Ronald J. Lejman, Chief Financial Officer

Elizabeth Downey, Chief Administration Officer

FURTHER RESOLVED, that the Committee is hereby authorized to complete all documentation required for the Plan and Trust to designate eligible employees to participate in the Plan and to take such further action as may be necessary to install and administer the Plan and Trust.

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FORM DOL LETTER

The following letter must be filed with the Department of Labor for all ERISA Nonqualified Deferred Compensation Plans within 120 days of the effective date of the plan.  Please retain a copy of this letter with your plan documents for our records.

[LETTERHEAD OF COMPANY]

[DATE]
Top Hat Plan Exemption,
Employee Benefits Security Administration,
Room N-1513,
U.S. Department of Labor,
200 Constitution Avenue NW.
Washington, DC 20210

Dear Sir or Madam:

UniTek Acquisition, Inc. hereby supplies the following information pursuant to Labor Department Regulations Section 2520.104-23:

1. Name and Address of Employer:

UniTek Acquisition, Inc.
Gwynedd Hall
1777 Sentry Park West
Suite 302
Blue Bell, PA  19422

2. Employer Identification Number:

____________________________

3. UniTek Acquisition, Inc. maintains the following plan primarily for the purpose of providing deferred compensation for a select group of highly compensated or management employees:

Number of Plans:	1
Name of Plan:	UniTek Deferred Compensation Plan
Number of Employees in Plan:	Approximately 21

UniTek Acquisition, Inc, a Delaware corporation
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